Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-272887 and File No. 333-277024) of United Homes Group, Inc. of our report dated March 15, 2024, with respect to the financial statements of United Homes Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ FORVIS LLP
Tysons, Virginia
March 15, 2024